Exhibit 10.57

                                RELEASE AGREEMENT

      This General Release (the "Release"), dated as of November 30, 2006, is by and among GreenMan Technologies, Inc., a Delaware corporation and Robert H. Davis ("Mr. Davis")

      WHEREAS, GreenMan and Mr. Davis entered into an Employment Agreement, dated as of April 2,1999 (the "Employment Agreement").

      WHEREAS, On April 12, 2006, Mr. Davis and GreenMan reached an agreement whereby Mr. Davis tendered his resignation as President, Chief Executive Officer and Director of GreenMan with Mr. Davis's severance to commence May 1, 2006.

      WHEREAS, Section 7.4 of the Employment Agreement provides for certain payments to be made to Mr. Davis pursuant to such resignation of which there have been several agreed upon negotiations.

      NOW, THEREFORE, in consideration of the mutual covenants set forth herein and of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. GreenMan agrees to pay Mr. Davis or his estate (with specific reference to Mr. Davis's wife, Nancy Karfilis Davis):

      a) an amount equal to one years salary ($230,000), payable in 26 equal bi-weekly amounts pursuant to GreenMan's normal payment cycle and commencing May 1, 2006 and ending on the pay date of May 4, 2007.

      b) an amount equal to seven weeks of earned but unused vacation pay totaling $30,962 payable in three bi-weekly payments of $8,846.15 commencing with the pay date of May 18, 2007 with a final payment of $4,423.08 paid on the pay date of June 29, 2007.

      c) GreenMan agrees to either pay for or reimburse Mr. Davis or his estate, for his monthly health insurance coverage, not to exceed $1,500 per month during the period of May 2006 through June 2007. Reimbursement shall be made within 3 days of receipt by GreenMan of a copy of the check and invoice made by Mr. Davis or his estate for said health coverage.

      d) GreenMan agrees to maintain and pay Mr. Davis's monthly life insurance premium (total insured amount is $230,000), as currently being done under GreenMan's UNUM life insurance program for the period of May 1, 2006 through June 30, 2007. Mr. Davis will have 31 days after June 30, 2007 in which to notify UNUM of his desire to assume all responsibility for said life insurance policy.

      The payment of all amounts noted in this paragraph shall be deemed full and complete satisfaction of all obligations under Section 7.4 of the Employment Agreement and any and all other amounts which may be due Mr. Davis by GreenMan.
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      2. For good and valuable consideration, including the consideration referenced in Section 1 hereof, Mr. Davis, for himself and on behalf of his respective heirs, personal representatives, beneficiaries, agents, successors and assigns, hereby release, remise and forever discharge GreenMan and its respective affiliates, predecessors, successors and assigns, and the stockholders, directors, officers, employees, agents, attorneys, consultants, insurers and representatives of each of the foregoing (the "Released Parties"), of and from any and all actions, causes of action, suits, claims, demands, accountings, covenants, contracts, debts, liabilities or obligations of any nature, fixed or contingent, known or unknown, whether at law or in equity, by reason of any obligation of GreenMan as set forth in Section 7.4 of the Employment Agreement or any other amounts due Mr. Davis by GreenMan. Mr. Davis shall indemnify and hold the Released Parties harmless from and against all damages, expenses, costs and reasonable attorney's fees which the Released Parties may suffer or incur by reason of any breach by Mr. Davis of any of the provisions hereof.

      For good and valuable consideration, including the consideration referenced in this agreement hereof, GreenMan, its respective affiliates, predecessors, successors and assigns, and the stockholders, directors, officers, employees, agents, attorneys, consultants, insurers and representatives of each of the foregoing hereby release, remise and forever discharge Mr. Davis, his respective heirs, personal representatives, beneficiaries, agents, successors and assigns from any and all actions, causes of action, suits, claims, demands, accountings, covenants, contracts, debts, liabilities or obligations of any nature, fixed or contingent, known or unknown, whether at law or in equity, by reason of any obligation of Mr. Davis as set forth in Section 7.4 of the Employment Agreement or any other amounts due GreenMan by Mr. Davis. GreenMan shall indemnify and hold Mr. Davis harmless from and against all damages, expenses, costs and reasonable attorney's fees which Mr. Davis may suffer or incur by reason of any breach by GreenMan of any of the provisions hereof.

      3. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any entity with which or into which GreenMan may be merged or which may succeed to its assets or business.

      4. This General Release shall be construed in accordance with the laws of the State of Massachusetts. This General Release may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. IN WITNESS WHEREOF, the undersigned have hereunto set their hands on this General Release as of the date first stated above.

                                    GreenMan Technologies, Inc.

                                    By: /s/ Charles E. Coppa
                                        Charles E. Coppa
                                        Chief Financial Officer


                                        /s/ Robert H. Davis
                                        Robert H. Davis